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                               THOMPSON PBE LOGO

                                October 21, 1997

Dear Stockholder:

     On behalf of the Board of Directors of Thompson PBE, Inc. ("Thompson"), I am pleased to inform you that on October 14, 1997, Thompson entered into an Agreement and Plan of Merger (the "Agreement") with FinishMaster, Inc. ("FinishMaster") and FMST Acquisition Corporation, a wholly owned subsidiary of FinishMaster ("Purchaser"), pursuant to which Purchaser has commenced today a tender offer to purchase all of the outstanding shares of Thompson's common stock, along with the stock purchase rights associated therewith (collectively, the "Shares"), at a price of $8.00 per Share in cash (the "Tender Offer"). The Tender Offer is currently scheduled to expire at 12:00 midnight, New York City time, on Tuesday, November 18, 1997.

     Following the successful completion of the Tender Offer and upon approval by stockholder vote, if required, Purchaser will be merged with and into Thompson (the "Merger"), and all Shares not purchased pursuant to the Tender Offer will be converted into the right to receive $8.00 per Share in cash.

     THE BOARD OF DIRECTORS UNANIMOUSLY HAS DETERMINED THAT THE TENDER OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THOMPSON AND ITS STOCKHOLDERS, HAS APPROVED THIS TENDER OFFER, THE AGREEMENT AND THE MERGER, AND RECOMMENDS THAT YOU ACCEPT THE TENDER OFFER AND TENDER YOUR SHARES PURSUANT TO THIS TENDER OFFER.

     In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors described in the enclosed Solicitation/Recommendation Statement on Schedule 14D-9 which is being filed with the Securities and Exchange Commission. Among other things, the Board considered the opinion of Donaldson, Lufkin & Jenrette Securities Corporation to the effect that the consideration of $8.00 per Share to be received by the stockholders of Thompson pursuant to the Tender Offer and Merger is fair, from a financial point of view, to such stockholders. The enclosed Schedule 14D-9 describes the Board's decision and contains other important information relating to that decision. I urge you to read it carefully.

     On behalf of the Board of Directors, I thank you for the support you have given to Thompson.

                                          Sincerely,

                                          MORTIMER A. KLINE, III
                                          Mortimer A. Kline, III

                                          Chief Executive Officer